UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2007

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On December 19, 2007, Curis, Inc. (the “Company”) announced that on December 17, 2007, the Board of Directors of the Company (the “Board”) elected Dr. Stephen K. Carter as a Class II Director. Dr. Carter was elected to serve until the 2010 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified. Dr. Carter was elected by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and has not been named to any committees of the Board. Dr. Carter was not selected pursuant to any arrangement or understanding between Dr. Carter and any other person. In addition, Dr. Carter is not a party to any transaction, or series of transactions, involving the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Carter will receive compensation for his board service as a non-employee director consistent with the Company’s director compensation program. In accordance with the Company’s 2000 Director Stock Option Plan, on the date of his election to the Board, Dr. Carter was granted an option to purchase 25,000 shares of the Company’s common stock that vests in four equal annual installments beginning on earlier of (A) the first anniversary of such option grant date and (B) the day before the Annual Meeting of Stockholders of the applicable anniversary year with an exercise price of $1.04 per share, the closing price of the Company’s common stock on the grant date. The first vesting installment will occur on June 3, 2008 and the shares subject to the option will be fully vested on June 3, 2011.

The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: December 20, 2007	By:	/s/ MICHAEL P. GRAY
Michael P. Gray
Chief Operating Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated December 19, 2007.